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                                                             EXHIBIT 12

                 EMERSON ELECTRIC CO. AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLARS IN MILLIONS)

                                                                                                                    NINE MONTHS
                                                                                                                       ENDED
                                                                     YEAR ENDED SEPTEMBER 30,                         JUNE 30,
                                                ------------------------------------------------------------------  -----------
                                                   1990<Fa>     1991<Fa>     1992<Fa>     1993<Fa>      1994<Fa>      1995<Fa>
                                                   --------     --------     --------     --------      --------      --------
Earnings:

  Income before income taxes and cumulative
   effects of changes in accounting principles..   $  990.2     1,010.7      1,046.4      1,108.8     1,423.4<Fb>    1,080.1<Fb>

  Fixed charges.................................      165.8       165.8        137.1        171.9       141.8          119.4
                                                   --------     -------      -------      -------     -------        -------

    Earnings, as defined........................   $1,156.0     1,176.5      1,183.5      1,280.7     1,565.2        1,199.5
                                                   ========     =======      =======      =======     =======        =======

Fixed Charges:

  Interest expense..............................   $  132.7       131.3        101.9        133.5       101.9           89.5

  One-third of all rents........................       33.1        34.5         35.2         38.4        39.9           29.9
                                                   --------     -------      -------      -------     -------        -------

    Total fixed charges.........................   $  165.8       165.8        137.1        171.9       141.8          119.4
                                                   ========     =======      =======      =======     =======        =======

Ratio of Earnings to Fixed Charges..............        7.0x        7.1x         8.6x         7.5x       11.0x          10.0x
                                                   ========     =======      =======      =======     =======        =======

-----

<Fa> Includes proportionate share of earnings and fixed charges of
     50%-owned equity investees and the distributed earnings of less-than-50%-owned equity investees.

<Fb> Includes non-recurring items of $192.0 million and $34.3 million in
     1994 and 1995, respectively. Excluding these items, the ratio of earnings to fixed charges would have been 9.7x and 9.8x in 1994 and 1995, respectively.
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